Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated June 30, 2021 with respect to the consolidated financial statements of BluJay Topco Limited for the years ended March 31, 2021 and 2020 included in Amendment No. 1 to the Registration Statement and Prospectus of E2open Parent Holdings, Inc. We consent to the use of said report in this Registration Statement and Prospectus of E2open Parent Holdings, Inc., and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON UK LLP

London, England

October 6, 2021